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                          EXHIBIT 10.33
                      ENRON CAPITAL & TRADE
                         RESOURCES CORP.
                    Worldwide Energy Solutions
P.O. Box 4428 Houston, Texas 77210-4428 (713) 853-5200 Fax (713)
646-4816




Inland Resources Inc.
Attn: Bill Pennington

                           CONFIRMATION


Date:     January 18, 1996

To:       Inland Resources Inc. ("Party B")

From:     Enron Capital & Trade Resources Corp. ("ECT") ("Party
A")

Re:  Put Option (Contract No. E12399.2)

The purpose of this letter is to conform the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the "Transaction"). This letter constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below.

1. This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of August 24, 1994, as amended and supplemented from time to time (the "Agreement"), between you and us. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Option Style:            European

Option Type:             Put

Notional Quantity per         8,500.00 Barrels per month
Calculation Period:

Commodity:               West Texas Intermediate

Commodity Unit:          "Barrel" (42 U.S. Gallons)

Trade Date:              January 18, 1996

Calculation Period(s):   Monthly periods, with the first
                         Calculation Period commencing on
                         February 1, 1996 and the final
                         Calculation Period ending December 31,
                         1996.

Payment Date(s):         The date five (5) Business Days
                         following the last Pricing Date for the
                         applicable Calculation period, subject
                         to adjustment in accordance with
                         Following Business Day Convention.

Premium Payment Details: On or before January 22, 1996, Party B shall pay Party A U.S. $43,945.00

Option Holder:      Party B

Option Grantor:          Party A

Strike Price:            U.S. Dollars $16.5000 per Barrel

Floating Price and
Pricing Dates:           The average of the daily settlement
                         prices for the prompt month of the NYMEX
                         Light Sweet Crude Oil Futures Contract
                         for each NYMEX Trading Day of the
                         Calculation Period

Delivery Date:           The Delivery Date for each Calculation
                         Period shall be the month in which such
                         Calculation Period occurs.

With respect to this Transaction, for any Calculation Period if the Strike Price exceeds the Floating Amount, the Premium Payee shall pay to the Premium Payer the amount by which the Strike Price Amount is greater than the Floating Amount. If for any Calculation Period the Strike Price Amount is equal to or less than the Floating Amount, then no payment shall be due under this Agreement with respect to such Calculation Period.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us or by sending to us a letter substantially similar to this letter within three Local Business Days after the date first above written, which letter sets forth the material terms of the Transaction to which this Confirmation relates and indicates agreement to those terms.

                                   Yours sincerely,


                                   Enron Capital & Trade
                                   Resources Corp.

                                   By:
                                        Fred D. Lagrasta,
                                        Vice President


Confirmed as of the date first above written:

Inland Resources Inc.


By:  _____________________________
     Name: _______________________
     Title:   _______________________


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